U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        MISCHNICK                    KEVIN
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        (Last)                       (First)              (Middle)

        C/O VALENCE TECHNOLOGY, INC.
        6504 BRIDGE POINT PARKWAY, SUITE 415
--------------------------------------------------------------------------------
                                    (Street)

        AUSTIN                        TEXAS                 78730
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        (City)                       (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

        03/18/02
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

        VALENCE TECHNOLOGY, INC. (VLNC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          VICE PRESIDENT OF FINANCE
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION    (1)        07/24/11        COMMON STOCK           50,000          $5.49           D
(RIGHT TO BUY) UNDER
THE 2000 STOCK OPTION
PLAN
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION    11/29/01   11/29/11        COMMON STOCK           300             $3.82           D
(RIGHT TO BUY) UNDER
THE 2000 STOCK OPTION
PLAN
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION    (2)        02/04/12        COMMON STOCK           70,000          $3.95           D
(RIGHT TO BUY) UNDER
THE 2000 STOCK OPTION
PLAN
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) Of the shares subject to the option, 25% (12,500) vest on July 24, 2002, and the remaining 75% (37,500 shares) vest on a quarterly basis thereafter over a three-year period (3,125 shares vest in each of 12 quarterly installments).
(2) Of the shares subject to the option, 100% vest in 16 quarterly installments over a four-year period from the grant date, February 4, 2002 (4,375 shares per installment, with the first vesting date accruing May 4, 2002).



        /S/ KEVIN MISCHNICK                                  MARCH 27, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print or Type Responses)

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